Exhibit 99.1
News Release
Contact: Glen L. Stiteley, Chief Financial Officer
   (815) 725-1885
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Reports Net Income Applicable to Common Shareholders of $362,000 for the Quarter Ended March 31, 2014

Joliet, Illinois, April 23, 2014 - First Community Financial Partners, Inc. (OTCQB: FCMP, “First Community”), the parent company of First Community Financial Bank (the “Bank”), today announced results for the first quarter ended March 31, 2014.

Net income applicable to common shareholders for the three months ended March 31, 2014 was $362,000, or $0.02 per diluted share, compared with $4.0 million, or $0.31 per diluted share, for the three months ended March 31, 2013. The results for the three months ended March 31, 2013 included $2.9 million of gain on redemption of preferred stock.

Roy C. Thygesen, Chief Executive Officer commented, “We continue to focus on reducing our overall levels of non-performing assets. During the first quarter of 2014, we resolved a number of our troubled loans which resulted in a reduction of non-performing assets by $7.9 million. Although these actions required additional provisions for loan losses, we were able to maintain core profits during the quarter. As importantly, we continued to grow both our core loan portfolio and demand deposits in the quarter.”

FIRST QUARTER 2014 HIGHLIGHTS - COMPARISON TO FOURTH QUARTER OF 2013

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Net income available to common shareholders increased $1.3 million to $362,000 for the three months ended March 31, 2014 compared to a net loss of $921,000 for the three months ended December 31, 2013.

•	Income before income taxes and provision for loan losses remained consistent at $2.8 million from the fourth quarter of 2013 to the first quarter of 2014.

•	Provision for loan losses decreased $2.1 million to $2.0 million for the three months ended March 31, 2014 compared to $4.1 million for the three months ended December 31, 2013.

•	Loan growth before charge-offs, loan sales and pay downs of non-performing loans was $17.8 million during the first quarter of 2014.

•	Total criticized and classified loans decreased $6.7 million to $20.6 million during the first quarter of 2014 from $27.3 million at December 31, 2013.

•	Non-performing loans decreased $7.9 million to $15.3 million or 2.30% of total loans at March 31, 2014, compared with $23.2 million or 3.56% of total loans at December 31, 2013.

•	Total deposits increased $4.0 million to $729.4 million during the first quarter of 2014. Demand deposits increased $3.7 million to $115.7 million during the first quarter of 2014.

FIRST QUARTER 2014 HIGHLIGHTS - COMPARISON TO FIRST QUARTER 2013

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Net income available to common shareholders decreased $3.7 million to $362,000 for the three months ended March 31, 2014 compared to $4.0 million for the three months ended March 31, 2013. The results for the three months ended March 31, 2013 included $2.9 million related to gain on redemption of preferred stock.

•	The provision for loan losses increased $767,000 to $2.0 million for the three months ended March 31, 2014 from $1.2 million for the three months ended March 31, 2013.

•	Book value per common share increased $0.92 to $5.22 at March 31, 2014, compared to $4.30 at March 31, 2013.

•
Loan growth before charge-offs, loan sales and pay downs of non-performing loans was $47.0 million since March 31, 2013. The loan growth included $28.6 million in commercial loans and residential 1-4 family loans and $5.1 million in commercial real estate loans.

•	Non-performing loans decreased $16.0 million to $15.3 million or 2.31% of total loans at March 31, 2014, compared with $31.2 million or 4.85% of total loans at March 31, 2013.

•	Total criticized and classified loans decreased $24.4 million to $20.6 million at March 31, 2014 from $45.0 million at March 31, 2013.

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Non-interest expense continued to improve as a result of the 2013 consolidation of First Community’s four bank subsidiaries and overall improved operating performance. Non-interest expense for the first quarter of 2014 was $4.7 million which was a $592,000 improvement over $5.2 million for the first quarter of 2013.

Results of Operations - First Quarter of 2014 vs. Fourth Quarter of 2013

Net income for the first quarter of 2014 was $506,000, compared to a net loss of $744,000 for the fourth quarter of 2013. Net income applicable to common shareholders for the first quarter of 2014 was $362,000, compared to a net loss of $921,000 for fourth quarter of 2013. The net loss in the fourth quarter of 2013 included $4.1 million in provisions for loan losses and an income tax benefit of $572,000.

Income before income taxes was $737,000 for the first quarter of 2014, compared to a loss of $1.3 million for the fourth quarter of 2013. The increase was primarily due to a $2.1 million decrease in provision for loan losses. The increase in provision for loan losses in the fourth quarter of 2013 was needed to fund the allowance for loan losses as a result of a sale of a non-performing loan in the amount of $3.2 million with resulting chargeoffs of $2.3 million, and the addition of specific reserves during the quarter.

Income before income taxes and provision for loan losses was $2.7 million for the first quarter of 2014, which was generally consistent with $2.8 million for the fourth quarter of 2013.

Net Interest and Non-interest Income

Net interest income was $6.8 million for the first quarter of 2014, as compared to $7.2 million for the fourth quarter of 2013, a decrease of $427,000 due largely to decreased interest income on loans. Interest income decreased $400,000 from $8.8 million for the fourth quarter of 2013, to $8.4 million for the first quarter of 2014. Interest income on loans decreased $473,000 to $7.7 million for the first quarter of 2014 as compared to $8.4 million for the fourth quarter of 2013. Loan yields decreased 0.29% from 4.93% for the fourth quarter of 2013 to 4.64% for the first quarter of 2014. Interest income on investment securities increased from $650,000 for the fourth quarter of 2013 to $675,000 for the first quarter of 2014. The increase was due to the reinvestment of cash and investment securities maturities into higher yielding assets. Investment securities yields increased 0.03% from 1.83% for the fourth quarter of 2013 to 1.86% for the first quarter of 2014. Interest expense decreased $17,000 as compared to the fourth quarter of 2013 primarily due to repricing of time deposits from yields of 1.15% for the fourth quarter of 2013 to 1.12% for the first quarter of 2014.

Non-interest income was $621,000 for the first quarter of 2014 compared to $424,000 for the fourth quarter of 2013. This change related primarily to recognition of income in the first quarter of 2014 from an earnest deposit for a loan sale that did not occur.

Non-interest Expense

Non-interest expense was $4.7 million for the first quarter of 2014 compared to $4.9 million for the fourth quarter of 2013. The difference related to the reversal of an accrual for a contingent liability which was reduced during the first quarter of 2014.

Results of Operations - First Quarter of 2014 vs. First Quarter of 2013

Net income for the first quarter of 2014 was $506,000, compared to $1.4 million for the first quarter of 2013. Net income applicable to common shareholders for the first quarter of 2014 was $362,000, compared to $4.0 million for the first quarter of 2013.

Income before income taxes was $737,000 for the first quarter of 2014 compared to $1.5 million for the first quarter of 2013. The decrease was primarily due to a $599,000 decrease in net interest income and $767,000 increase in provision for loan losses.

Income before income taxes and provision for loan losses was $2.7 million for the first quarter of 2014, which was consistent with $2.7 million for the first quarter of 2013.

Net Interest and Non-interest Income

Net interest income was $6.8 million for the first quarter of 2014, as compared to $7.4 million for the first quarter of 2013, a decrease of $599,000 due largely to decreased interest income on loans. Loan yields decreased 0.61% from 5.25% for the first quarter of 2013 to 4.64% for the first quarter of 2014. Interest income on investment securities increased from $426,000 for the first quarter of 2013 to $675,000 for the first quarter of 2014. The increase was due to the investment of excess cash and replacement of matured investment securities into higher yielding assets. Investment securities yields increased 0.27% from 1.59% for the first quarter of 2013 to 1.86% in the first quarter of 2014. Interest expense increased $65,000 as compared to the first quarter of 2013 due to an increase in interest expense from subordinated debt of $303,000 from 2013 to 2014. The increase was partially offset by the repricing of time deposits from yields of 1.19% in for the first quarter of 2013 to 1.12% in for the first quarter of 2014. During 2013, the Company issued $10.0 million of junior subordinated debentures at an interest rate of 9.0% in March and $5.5 million of junior subordinated debentures at an interest rate of 8.625% in September.

Non-interest income was $621,000 for the first quarter of 2014 compared to $592,000 for the first quarter of 2013. This change related primarily to recognition of income in the first quarter of 2014 from an earnest deposit for a loan sale that did not occur.

Non-interest Expense

Non-interest expense was $4.7 million for 2014 compared to $5.2 million for 2013, a decrease of $592,000. The difference related to the reversal of an accrual for a contingent liability which was reduced during the first quarter of 2014.

Credit Quality
General
Total criticized and classified loans were $20.6 million at March 31, 2014, as compared to $27.3 million at December 31, 2013 and $46.7 million at March 31, 2013. The decrease in the first quarter of 2014 consisted of a loan sale of $3.2 million and resulting charge-offs of $2.3 million, a pay off of one loan of $2.5 million, and from improvement in the performance of our loans.
Non-performing loans were $15.3 million at March 31, 2014, as compared to $23.2 million at December 31, 2013 and $31.2 million at March 31, 2013. The decrease in the first quarter of 2014 related to a loan sale of $3.2 million, resulting charge-offs of $2.3 million and the pay off of one loan of $2.5 million. The decrease during 2013 related to $14.8 million in charge-offs, as well as $8.2 million in loan sales in addition to smaller pay downs, which were offset by loans downgrades throughout the year.
Foreclosed assets were $4.2 million at March 31, 2014, $4.4 million at December 31, 2013 and $3.4 million at March 31, 2013.
Total non-performing assets were $19.5 million at March 31, 2014, compared to $27.6 million at December 31, 2013 and $34.6 million at March 31, 2013. Non-performing assets as a percentage of total assets were 2.24% at March 31, 2014, compared to 3.18% at December 31, 2013 and 3.99% at March 31, 2013.
Allowance and Provision for Loan Losses
The allowance for loan losses was $16.4 million at March 31, 2014, compared to $15.8 million at December 31, 2013 and $21.9 million at March 31, 2013. The allowance for loan losses as a percent of non-performing loans was 107.12% at March 31, 2014, as compared to 68.21% at December 31, 2013 and 70.25% at March 31, 2013.

Balance Sheet
Assets
Total assets at March 31, 2014 were $870.1 million, compared to $867.6 million at December 31, 2013.
Investment securities available for sale were $148.9 million at March 31, 2014 up $7.6 million from $141.3 million at December 31, 2013 as a result of investment purchases during the first quarter.
Net loans at March 31, 2014 were $645.5 million, up $9.2 million from $636.3 million at December 31, 2013 as a result of continued growth in the commercial and commercial real estate portfolios.
Liabilities and Shareholders’ Equity
Total liabilities at March 31, 2014 were $777.5 million, as compared to $776.0 million at December 31, 2013.
Total deposits were $729.4 million at March 31, 2014, compared to $725.4 million at December 31, 2013. Non-interest bearing demand deposits increased $3.7 million in the first quarter of 2014.
Other borrowed funds increased $235,000 in the first quarter to $25.8 million as of March 31, 2014, which was attributable to increases in repurchase agreement balances during the quarter.
Total shareholders’ equity increased $947,000 from $91.6 million at December 31, 2013 to $92.5 million at March 31, 2014, as a result of the net income for the period, in addition to an increase in other comprehensive income due to increases in the market value of the investment portfolio.

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the OTCQB marketplace (OTCQB: FCMP). First Community Financial Partners, Inc. has one bank subsidiary, First Community Financial Bank.

About First Community Financial Bank: First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, Inc., with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service through experienced local professionals.

Special Note Concerning Forward-Looking Statements
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Any statements other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability of First Community and its wholly owned bank subsidiary to realize the synergies from the recent merger of its non-wholly owned bank subsidiaries, as well as a number of other factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with the First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s service areas; system failures; losses of large customers; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 20, 2014.

Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Community Financial Partners, Inc.
Selected Quarterly Financial Data

	2014	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Selected Operating Data		(dollars in thousands, except per share data)(unaudited)
Interest income	$8,356	$8,800	$8,609	$8,595	$8,890
Interest expense	1,584	1,601	1,514	1,575	1,519
Net interest income	6,772	7,199	7,095	7,020	7,371
Provision for loan losses	1,999	4,086	1,216	1,468	1,232
Net interest income after provision for loan losses	4,773	3,113	5,879	5,552	6,139
Non-interest income	621	424	306	317	592
Non-interest expense	4,657	4,853	5,079	5,066	5,249
Income (loss) before income taxes	737	(1,316)	1,106	803	1,482
Income tax expense (benefit)	231	(572)	(14,102)	—	34
Income (loss) before non-controlling interest	506	(744)	15,208	803	1,448
Net income attributable to non-controlling interests	—	—	—	—	54
Net income (loss) applicable to First Community Financial Partners, Inc.	506	(744)	15,208	803	1,394
Dividends and accretion on preferred shares	(144)	(177)	(236)	(236)	(314)
Redemption of preferred shares	—	—	1,988	—	2,945
Net income (loss) applicable to common shareholders	$362	$(921)	$16,960	$567	$4,025

Per Share Data
Basic earnings (loss) per common share	$0.02	$(0.06)	$1.05	$0.04	$0.31
Diluted earnings (loss) per common share	$0.02	$(0.06)	$1.03	$0.03	$0.31
Book value per common share	$5.22	$5.24	$5.34	$4.29	$4.30
Weighted average common shares - basic	16,398,348	16,231,167	16,198,676	16,155,938	13,019,954
Weighted average common shares - diluted	16,642,021	16,231,167	16,403,793	16,299,591	13,120,382
Common shares outstanding-end of period	16,548,313	16,333,582	16,221,413	16,175,938	16,175,938

Performance Ratios
Annualized return on average assets	0.17%	(0.42)%	8.05%	0.27%	1.81%
Annualized return on average common equity	1.67%	(3.40)%	71.68%	2.72%	4.93%
Net interest margin	3.29%	3.52%	3.47%	3.39%	3.44%
Interest rate spread	3.10%	3.32%	3.26%	3.19%	3.26%
Efficiency ratio (1)	62.99%	63.66%	68.63%	67.52%	65.68%
Average interest-earning assets to average interest-bearing liabilities	125.03%	125.67%	128.05%	126.06%	126.13%
Average loans to average deposits	90.95%	92.97%	92.29%	88.94%	83.30%

Footnotes:
(1) We calculate our efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income.

First Community Financial Partners, Inc.
Summary of Selected Period-End Financial Data

	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Select Balance Sheet Data		(dollars in thousands)(unaudited)
Total assets	$870,058	$867,576	$852,409	$837,108	$867,520
Total securities (1)	149,902	142,283	144,111	116,270	105,270
Loans	661,898	652,131	659,040	648,081	643,354
Allowance for loan losses	(16,351)	(15,820)	(20,203)	(20,634)	(21,931)
Net loans	645,547	636,311	638,837	627,447	621,423
Total deposits	729,426	725,401	698,330	708,412	747,846
Subordinated debt	19,312	19,305	19,298	13,791	13,783
Other borrowed funds	25,798	25,563	38,659	28,536	19,769
Shareholders’ equity (2)	92,534	91,587	92,660	82,756	82,759

Asset Quality Ratios
Non-performing loans(3)	15,264	23,194	20,303	26,429	31,218
Non-performing assets(4)	19,465	27,610	24,517	29,014	34,637
Non-performing loans (3) to total loans	2.31%	3.56%	3.08%	4.08%	4.85%
Non-performing assets(4) to total assets	2.24%	3.18%	2.88%	3.47%	3.99%
Allowance for loan losses to non-performing loans	107.12%	68.21%	99.51%	78.07%	70.25%
Allowance for loan losses to total loans	2.47%	2.43%	3.07%	3.18%	3.41%

Capital Ratios
Average equity to average total assets	10.66%	10.85%	9.91%	9.77%	9.84%
Tier 1 leverage	8.76%	8.87%	9.22%	9.41%	9.15%
Tier 1 risk-based capital	9.61%	9.77%	10.48%	11.53%	12.02%
Total risk-based capital	13.37%	13.55%	14.41%	14.80%	15.33%

Footnotes:
(1) Includes available for sale securities recorded at fair value and Federal Home Loan Bank stock at cost.
(2) Includes shareholders’ equity attributable to outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and Fixed Rate Cumulative Perpetual Preferred Stock, Series C.
(3) Non-performing loans include loans on non-accrual status and those past due more than 90 days and still accruing interest.
(4) Non-performing assets consist of non-performing loans and other real estate owned.